Exhibit 99.1

SHELL MIDSTREAM PARTNERS, L.P. 1st QUARTER 2020 UNAUDITED RESULTS

• The Partnership reported $138 million of net income attributable to the Partnership, $162 million of net cash provided by operating activities, $196 million of adjusted EBITDA attributable to the Partnership and $170 million of cash available for distribution.

• First quarter distribution of $0.46 per common unit, consistent with the previous quarter.
• Continued strong throughput profiles in the Gulf of Mexico, Eastern Corridor tied-back one new well and volumes increased related to producers ramping up from maintenance activities in the prior quarter.
• On April 1 the Partnership closed on the previously announced transaction with our general partner and other affiliates of our sponsor to eliminate the economic general partner interest and IDRs and acquire 79% of the Mattox Pipeline and the Norco Logistics assets.

HOUSTON, May 7, 2020 – Shell Midstream Partners, L.P. (NYSE: SHLX) (the “Partnership” or “SHLX”) reported net income attributable to the Partnership of $138 million for the first quarter of 2020, which equated to $0.36 per common limited partner unit. Shell Midstream Partners also generated adjusted earnings before interest, income taxes, depreciation and amortization attributable to the Partnership of $196 million.

Total cash available for distribution was $170 million, approximately $6 million higher than the prior quarter. The improved financial results were largely driven by continued strong performance across the Gulf of Mexico portfolio, lower seasonal spending related to the Triton terminals and increased dividends from Colonial and Explorer. This increase was partially offset by the Mars storage revenue reimbursement received in the fourth quarter of 2019.

“I am pleased that we closed out our first quarter with strong delivery,” said Kevin Nichols, CEO, Shell Midstream Partners, GP LLC. “Like the entire industry, our Partnership is dealing with the dual shocks of both oversupply and demand destruction due to “Stay at Home” orders. As always, we will continue to focus on the safety and protection of our people and our assets as we remain operational. I am optimistic about Shell Midstream’s future as we lean on our resilient financial framework and diversified asset base.”

The Board of Directors of the general partner previously declared a cash distribution of $0.46 per limited partner unit for the first quarter of 2020. This distribution was consistent with the prior quarter, in line with previously disclosed guidance.

FINANCIAL HIGHLIGHTS

•Net income attributable to the Partnership was $138 million, compared to $140 million for the prior quarter.
•Net cash provided by operating activities was $162 million, compared to $139 million for the prior quarter.
•Cash available for distribution was $170 million, compared to $164 million for the prior quarter, primarily due to continued strong performance across the Gulf of Mexico portfolio, lower seasonal spending related to the Triton terminals and increased dividends from Colonial and Explorer. This increase was partially offset by the Mars storage revenue reimbursement received in the fourth quarter of 2019.
•Total cash distribution declared was $162 million, resulting in a coverage ratio of 1.0x.
•Adjusted EBITDA attributable to the Partnership was $196 million, compared to $187 million for the prior quarter.
•As of March 31, 2020, the Partnership had $292 million of consolidated cash and cash equivalents on hand.
•As of March 31, 2020, the Partnership had total debt of $2.7 billion, equating to 3.4x Debt to annualized Q1 2020 Adjusted EBITDA. Current debt levels are well within our targeted range and provide flexibility to the Partnership.

Cash available for distribution and Adjusted EBITDA are non-GAAP supplemental financial measures. See reconciliation to their most comparable GAAP measures later in this press release.

ASSET HIGHLIGHTS

Significant Onshore Pipeline Transportation:
◦Zydeco - Mainline volumes were 669 kbpd in the current quarter, compared to 698 kbpd in the prior quarter, due to offshore producer maintenance that decreased volumes in the first quarter.

Significant Offshore Pipeline Transportation:
◦Mars - Volumes were 537 kbpd compared to 539 kbpd in the prior quarter, relatively flat when compared to the prior quarter. The Mars expansion discussions continue to progress with producers, and we expect to execute definitive agreements by the end of the year and be online in 2021.
◦Eastern Corridor - Volumes were 493 kbpd compared to 441 kbpd in the prior quarter, higher due to producers ramping up from maintenance in the prior quarter and one new tie-back on Na Kika completed in December 2019.

2020 OUTLOOK

•Because of the continuing impacts of the global COVID-19 pandemic and lack of clarity on crude and finished products supply and demand in the near-term, the Partnership is updating prior guidance for the remainder of 2020. The Partnership currently intends to maintain a distribution of $0.46 per common unit for the second quarter of 2020 and plans to access its credit facilities if needed to make up for any operational cash shortfalls. The Partnership’s Board of Directors will monitor the business environment and make decisions regarding future distributions on a quarter by quarter basis.
•The Partnership anticipates its coverage ratio for the second quarter of 2020 to be less than 1.0x, but given the current level of uncertainty, it is unable to provide further guidance at this time. SHLX continues to monitor the volatile business environment and will provide further updates on its Q2 2020 conference call with analysts and investors.
•The Partnership’s available liquidity as of March 31, 2020 was approximately $1.2 billion, and SHLX does not expect to have any near-term need to access the capital markets for debt or equity. Additionally, SHLX has no scheduled near-term maturities of its senior notes or credit facilities, with the earliest scheduled maturity in 2022.

ABOUT SHELL MIDSTREAM PARTNERS, L.P.
Shell Midstream Partners, L.P., headquartered in Houston, Texas, owns, operates, develops and acquires pipelines and other midstream and logistics assets. The Partnership’s assets include interests in entities that own (a) crude oil and refined products pipelines and terminals that serve as key infrastructure to (i) transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and (ii) deliver refined products from those markets to major demand centers and (b) storage tanks, docks, truck and rail racks and other infrastructure used to stage and transport intermediate and finished products. The Partnership’s assets also include interests in entities that own natural gas and refinery gas pipelines that transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

For more information on Shell Midstream Partners and the assets owned by the Partnership, please visit
www.shellmidstreampartners.com.

FORTHCOMING EVENTS
Shell Midstream Partners, L.P. will hold a webcast at 10:00am CT today to discuss the reported results and provide an update on Partnership operations. Interested parties may listen to the conference call on Shell Midstream Partners, L.P.’s website at www.shellmidstreampartners.com by clicking on the “2020 First Quarter Financial Results Call” link, found under the “Events and Conferences” section. A replay of the conference call will be available following the live webcast.

Summarized Financial Statement Information

	For the Three Months Ended
(in millions of dollars, except per unit data)	March 31, 2020	December 31, 2019
Revenue (1)	$121	$126
Costs and expenses
Operations and maintenance	28	32
Cost of product sold	15	10
General and administrative	15	15
Depreciation, amortization and accretion	13	13
Property and other taxes	5	3
Total costs and expenses	76	73
Operating income	45	53
Income from equity method investments	112	108
Other income	9	8
Investment and other income	121	116
Interest expense, net	24	25
Income before income taxes	142	144
Income tax expense	—	—
Net income	142	144
Less: Net income attributable to noncontrolling interests	4	4
Net income attributable to the Partnership	$138	$140
Less: General partner’s interest in net income attributable to the Partnership	$55	$54
Limited Partners’ interest in net income attributable to the Partnership	$83	$86

Net income per Limited Partner Unit – Basic and Diluted:
Common	$0.36	$0.37

Weighted average Limited Partner Units outstanding – Basic and Diluted:
Common units – public	123.8	123.8
Common units – SPLC	109.5	109.5
 (1) Deferred revenue for the three months ended March 31, 2020 and December 31, 2019, including the impact of overshipments and expiring credits, was zero and $1 million, respectively.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
	For the Three Months Ended
(in millions of dollars)	March 31, 2020	December 31, 2019
Net income	$142	$144
Add:
Allowance oil reduction to net realizable value	8	—
Depreciation, amortization and accretion	13	13
Interest expense, net	24	25
Cash distribution received from equity method investments	135	125
Less:
Equity method distributions included in other income	9	8
Income from equity method investments	112	108
Adjusted EBITDA	201	191
Less:
Adjusted EBITDA attributable to noncontrolling interests	5	4
Adjusted EBITDA attributable to the Partnership	196	187
Less:
Net interest paid attributable to the Partnership (1)	24	25
Maintenance capex attributable to the Partnership	3	7
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	1	—
Reimbursements from Parent included in partners’ capital	—	9
Cash available for distribution attributable to the Partnership	$170	$164
(1) Amount represents both paid and accrued interest attributable to the period.

See “Non-GAAP Financial Measures” later in this press release.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Cash Provided by Operating Activities
	For the Three Months Ended
(in millions of dollars)	March 31, 2020	December 31, 2019
Net cash provided by operating activities	$162	$139
Add:
Interest expense, net	24	25
Return of investment	14	10
Less:
Change in deferred revenue and other unearned income	2	—
Non-cash interest expense	—	—
Allowance oil reduction to net realizable value	8	—
Change in other assets and liabilities	(11)	(17)
Adjusted EBITDA	201	191
Less:
Adjusted EBITDA attributable to noncontrolling interests	5	4
Adjusted EBITDA attributable to the Partnership	196	187
Less:
Net interest paid attributable to the Partnership (1)	24	25
Maintenance capex attributable to the Partnership	3	7
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	1	—
Reimbursements from Parent included in partners’ capital	—	9
Cash available for distribution attributable to the Partnership	$170	$164
(1) Amount represents both paid and accrued interest attributable to the period.

See “Non-GAAP Financial Measures” later in this press release.

Distribution Information

	For the Three Months Ended
(in millions of dollars, except per-unit and ratio data)	March 31, 2020	December 31, 2019
Quarterly distribution declared per unit	$0.4600	$0.4600

Adjusted EBITDA attributable to the Partnership (1)	$196	$187

Cash available for distribution attributable to the Partnership (1)	$170	$164

Distribution declared:
Limited partner units - common	$107	$107
General partner units	55	55
Total distribution declared	$162	$162

Coverage Ratio (2)	1.0	1.0
(1) Non-GAAP measures. See reconciliation tables earlier in this press release.
(2) Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.

Capital Expenditures and Investments
	For the Three Months Ended
(in millions of dollars)	March 31, 2020	December 31, 2019
Expansion capital expenditures	$—	$—
Maintenance capital expenditures	7	7
Total capital expenditures paid	$7	$7
Contributions to investment	$—	$12

Condensed Consolidated Balance Sheet Information
(in millions of dollars)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$292	$290
Equity method investments	912	926
Property, plant & equipment, net	717	726
Total assets	1,988	2,019
Related party debt	2,692	2,692
Total deficit	(774)	(749)

Pipeline and Terminal Volumes and Revenue per Barrel
	For the Three Months Ended
	March 31, 2020	December 31, 2019
Pipeline throughput (thousands of barrels per day) (1)
Zydeco – Mainlines	669	698
Zydeco – Other segments	200	285
Zydeco total system	869	983
Amberjack total system	358	367
Mars total system	537	539
Bengal total system	442	498
Poseidon total system	279	292
Auger total system	72	76
Delta total system	281	256
Na Kika total system	59	53
Odyssey total system	153	132
Colonial total system	2,680	2,613
Explorer total system	547	581
LOCAP total system	1,007	1,131
Other systems	450	449

Terminals (2)(3)
Lockport terminaling throughput and storage volumes	247	237

Revenue per barrel ($ per barrel)
Zydeco total system (4)	$0.49	$0.47
Amberjack total system (4)	2.36	2.32
Mars total system (4)	1.39	1.53
Bengal total system (4)	0.43	0.41
Auger total system (4)	1.46	1.50
Delta total system (4)	0.58	0.58
Na Kika total system (4)	0.97	0.87
Odyssey total system (4)	0.96	0.93
Lockport total system (5)	0.21	0.21
(1) Pipeline throughput is defined as the volume of delivered barrels.
(2) Terminaling throughput is defined as the volume of delivered barrels and storage is defined as the volume of stored barrels.
(3) Refinery Gas Pipeline and our refined products terminals are not included above as they generate revenue under transportation and terminaling service agreements, respectively, that provide for guaranteed minimum revenue and /or throughput.
(4) Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period. Actual tariffs charged are based on shipping points along the pipeline system, volume and length of contract.
(5) Based on reported revenues from transportation and storage divided by delivered and stored barrels over the same time period. Actual rates are based on contract volume and length.

FORWARD LOOKING STATEMENTS

This press release includes various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “budget”, “continue”, “potential”, “guidance”, “effort”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “seek”, “target”, “begin”, “could”, “may”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, the continued effects of the global COVID-19 pandemic on demand, the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, future drop downs, volumes, capital requirements, conditions or events, future operating results or the ability to generate sales, the potential exposure of the Partnership to market risks, and statements relating to the expected amount of distributions, coverage ratios and expectations regarding not accessing the capital markets for debt or equity in the near-term are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date of this press release, May 7, 2020, and we disclaim any obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements contained in this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. Many of the factors that will determine these results are beyond our ability to control or predict. More information on these risks and other potential factors that could affect the Partnership’s financial results is included in the Partnership’s filings with the U.S. Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Partnership’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. If any of those risks occur, it could cause our actual results to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement.

NON-GAAP FINANCIAL MEASURES
This press release includes the terms Adjusted EBITDA and cash available for distribution. We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities. These non-GAAP measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
References in this press release to Adjusted EBITDA refer to net income before income taxes, net interest expense, gain or loss from disposition of fixed assets, allowance oil reduction to net realizable value, loss from revision of asset retirement obligation, and depreciation, amortization and accretion, plus cash distributed to Shell Midstream Partners, L.P. from equity method investments for the applicable period, less equity method distributions included in other income and income from equity method investments. We define Adjusted EBITDA attributable to Shell Midstream Partners, L.P. as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests and Adjusted EBITDA attributable to Parent. References to cash available for distribution refer to Adjusted

EBITDA attributable to Shell Midstream Partners, L.P., less maintenance capital expenditures attributable to Shell Midstream Partners, L.P., net interest paid, cash reserves and income taxes paid, plus net adjustments from volume deficiency payments attributable to Shell Midstream Partners, L.P., reimbursements from Parent included in partners’ capital and certain one-time payments received. Cash available for distribution will not reflect changes in working capital balances. We define maintenance capital expenditures as cash expenditures, including expenditures for (a) the acquisition (through an asset acquisition, merger, stock acquisition, equity acquisition or other form of investment) by the Partnership or any of its subsidiaries of existing assets or assets under construction, (b) the construction or development of new capital assets by the Partnership or any of its subsidiaries, (c) the replacement, improvement or expansion of existing capital assets by the Partnership or any of its subsidiaries or (d) a capital contribution by the Partnership or any of its subsidiaries to a person that is not a subsidiary in which the Partnership or any of its subsidiaries has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund the Partnership or such subsidiary’s share of the cost of the acquisition, construction or development of new, or the replacement, improvement or expansion of existing, capital assets by such person), in each case if and to the extent such acquisition, construction, development, replacement, improvement or expansion is made to maintain, over the long-term, the operating capacity or operating income of the Partnership and its subsidiaries, in the case of clauses (a), (b) and (c), or such person, in the case of clause (d), as the operating capacity or operating income of the Partnership and its subsidiaries or such person, as the case may be, existed immediately prior to such acquisition, construction, development, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

May 7, 2020

The information in this Report reflects the unaudited condensed consolidated financial position and results of Shell Midstream Partners, L.P.

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Shell Investor Relations
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